Supply Agreement on Paclitaxel OC between Oncocorp GmbH and Resolute Oncology GmbH
Dated May 1st, 2013

SUPPLY AGREEMENT

Made and effective on June 1st 2013 by and between

Resolute Oncology GmbH, 6, Röntgenstraße 6, 82362 Weilheim, Germany (hereafter "ROG")

and

             Oncocorp GmbH, Röntgenstraße 6, 82362 Weilheim, Germany (hereafter "ONCO"),
(Hereinafter also individually referred to as “Party” and jointly as “Parties”),

Whereas ONCO is MAH of Paclitaxel OC  Paclitaxel 6mg/ml solution for injection in vials of 30mg/5ml, 100mg/16,7ml, 150mg/25ml, 300mg/50ml (hereafter "Product"),

Whereas Onco grants thereafter the selling right of Product to ROG for Territory for the period from May 1st through December 31. 2013,

Whereas ONCO is willing to supply the Product for Territory to ROG according to the terms herein,

Whereas ROG is interested to acquire the marketing authorisation  upon December 31st 2013 and the rights of use of Product’s dossier and then sell the registered Product in Germany (hereafter "Territory") under its own trademark, respecting the underlying Contract between ONCO and Stragen SA Switzerland.

Now therefore the Parties hereto agree as follows:

1. Supply

ROG acts as an independent company and therefore buys and sells Product in its own name and for its own account. ROG will exercise all reasonable efforts to support sales of Product in Territory. ROG undertakes to purchase all its requirements of Product in Territory during the term of this Agreement exclusively from ONCO.

ONCO delivers all existing product in the stock to ROG.

ONCO shall put its best endeavors in ensuring that the delivery of Product will be secured.

The Product is contract manufactured by Haupt Pharma Wolfratshausen GmbH, Pfaffenrieder Strasse 5, 82515 Wolfratshausen, Germany, for the account and on behalf of ONCO under a separate agreement between ONCO and Stragen, Switzerland.

2. Health Registration

Product’ application dossier and all documentation necessary for obtaining the German registration of Product in Territory (Zul.Nr. 81177.00.00) (hereafter "Marketing Authorization" or “MA”) is referred to as "Dossier".

ONCO has obtained in the Territory a marketing authorisation (Zul.Nr. 81177.00.00).

Supply Agreement on Paclitaxel OC between Oncocorp GmbH and Resolute Oncology GmbH
Dated May 1st, 2013

Notwithstanding any event which may affect the validity or maintenance of the present Agreement, ONCO, as long as it is MA holder in Territory, shall take all measures necessary to maintain the MA and to keep it valid. Fees for modifications/updates to initially granted MA which can be considered to be in the nature of a medicinal product’s life cycle as submission of PSURs and
renewal, but also
variations updating Quality (Module 3) to current status of scientific knowledge
(as for instance change in shelf life of finished product, DMF or CEP updates etc,) as well as for variations imposed by Health Authorities as for instance an Article 30 procedure to harmonise SmPC, PIL and labelling,

shall be borne by ONCO.

Fees related to changes/variations to the MA made upon request from ONCO or from the Health Authorities in the Territory, as e.g. change in Product or company name, additional pack size and/or packaging/batch release site, or pharmacovigilance system approval, shall entirely be entirely borne by ONCO.

Costs and fees for variation(s) initiated by ROG and affecting Product in or outside the Territory (as for example increase of batch size, change of manufacturing process,…) shall be entirely borne by ROG.

Upon termination of the present Agreement, provided  ROG has refused to finally acquire product, this agreement will end and ONCO shall be reinstated in all rights to product.

3. Price

For distribution rights in Territory, ONCO will receive the following monthly payments immediately upon receipt of the corresponding invoices for sold product:

-	cogs of product sold + mandatory rebate + (netsales-cogs)*0,1;

quarterly Onco will invoice according the following formula:

-	(netsales-cogs)*0,25 – prepaid monthly profits (e.g. (netsales-cogs)*0,1)

Netsales is defined as sales minus mandatory rebates, minus skonto to pharmacies.

If ROL or ROG decides to acquire product from ONCO, ONCO will do everything in order to convince Stragen to switch MA from ONCO to ROG/ROL. If this is successful the price for Product is 150.000 €.

Remaining product in Stock will be evaluated at cogs. Onco will herefor provide an invoice which is du within 6 month without any deductions.

4. Quality

In the event that any supplied Product shall be found defective in Quality ("Quality" means hereafter in conformity with the EU-GMP and with the current approved MA Dossier), it shall be reported in writing together with reasonable evidence of such defect to ONCO within:

-	ten (10) working days for visible defects (i.e.: a defect visible at reception of the goods by a non expert person, as for example a defect in packaging) from the date of delivery to ROG or
-
during Product’s shelf life for latent defects (i.e. a defect that only appears when the Product is used being understood that such defect may appear during the whole shelf life of the Product, as for example a defect in vials or the Product itself)  (within fifteen (15) days from occurrence or discovery),

Supply Agreement on Paclitaxel OC between Oncocorp GmbH and Resolute Oncology GmbH
Dated May 1st, 2013

Upon ROG’s request, ONCO shall replace such presumed defective Product within a reasonable time period not to exceed seventy (70) days delivered DDP ROG.

5. Pharmacovigilance

ONCO as Marketing Authorization Holder is solely responsible for pharmacovigilance in Territory and all related duties in accordance with the applicable regulations.
If ROG is aware of an adverse event which shall be processed by ONCO, ROG shall immediately forward such information to ONCO and in any case within one (1) working-day.

6. Duration

This Agreement will commence May 1st 2013 and remain in force till as from the date of ONCO’s first commercial order of Product and ends automatically at December 31st 2013.

Upon expiry of this agreement further to the terms of the hereabove article 8, the MA shall remain in the undisputed ownership of ONCO.

9. Termination

This Agreement may be terminated at any time:

(a) by either Party upon registered written notice to the other Party in case of breach of any of its obligations hereunder not have been remedied within thirty (30) days after receiving written notice requiring such breach to be remedied; or

(b) forthwith by either Party if the other Party goes into liquidation, is bankrupt or insolvent; or

(c) by ROG by written notice to ONCO in case of breach by ONCO of the non-competition obligation set forth in Article 1 here above.

One month before this Agreement ends, the parties start the process of changing the MA from ONCO to ROG under participation of Stragen.

No claims for indemnity or compensation can be lodged under the law of this Agreement by reason of the termination of the present Agreement, save where these claims are based on breach of contract by one of the Parties hereto.

Orders placed by ONCO and confirmed by ROG prior to the date of termination, and the manufacture of which has begun prior to the said date, shall remain valid.

10. Non-Assignability

ONCO undertakes during the term of this Agreement not to transfer the MA and the present Agreement to any third party without the prior written consent of ROG.

11. Law of Contract / Jurisdiction

This Agreement shall be exclusively governed by and construed in all respects by and in accordance with the German Law without regard to conflict of law provisions.

In the event of any dispute arising out of or in connection with the execution or interpretation of this Agreement, the President or Managing Director of both Parties shall meet and seek to resolve in good faith such dispute amicably between themselves within a period of sixty (60) days.

Supply Agreement on Paclitaxel OC between Oncocorp GmbH and Resolute Oncology GmbH
Dated May 1st, 2013

It is expressly agreed between the Parties that if no settlement can be found between them within these sixty (60) days, and in any case no later than two (2) months following the receipt by one Party of the written claim of the other Party, such dispute shall be finally and exclusively settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be one (1). The seat of the arbitration shall be in Geneva (Chamber of Commerce) and the proceedings shall be conducted in English language.

13. Indemnification

ONCO undertakes to indemnify ROG and hold it harmless from and against any liability, claims, damages, lawsuits, costs (including reasonable attorney's fees) or judgments arising out of (i) a defect in manufacturing the Product or (ii) being a result of any breach by ONCO of any of its obligations under this Agreement. ROG’s liability is limited to the amounts specified within RONCO’s product liability insurance. A copy of this product liability insurance will be provided to ROG on first demand.

ROG undertakes to indemnify ONCO and hold it harmless from and against any liability, claims, damages, lawsuits, costs (including reasonable attorney's fees) or judgments arising out of (i) ROG's negligent distribution, storage or sale of Product or (ii) any claim of failure by ROG to comply with local governmental requirements relating to the supplied Product in the Territory or (iii) being a result of any breach by ROG of any of its obligations under this Agreement. ONCO’s liability is limited to the amounts specified within ROG’ product liability insurance. A copy of this product liability insurance will be provided to ONCO on first demand.

14. Final provision

This Agreement contains the entire agreement between the Parties concerning the subject matter and supersedes all prior agreements and understandings relating to the subject matter hereof.

This Agreement will be binding upon and inure to the benefit of any affiliates, subsidiaries, successors and/or assignees of a Party hereto.

No supplement, modification or waiver of any provision of this Agreement shall be valid unless in writing signed by both Parties hereto.

In case of one or more of the provisions contained hereto is invalid, illegal or unenforceable in any respect, the validity of the remaining provisions hereto shall not be affected or impaired thereby, except to the extend necessary to avoid an unjust or inequitable result.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement in duplicate originals to be entered into by their duly authorized representatives as of the day and year first above written.

For Oncocorp GmbH	For Resolute Oncology GmbH

By : /s/Eva Gotzler	By : /s/Peter Gotzler
Name Mrs. Eva Gotzier	Name Mr. Peter Gotzler
Title Geschäftsführerin	Title Geschäftsführer
Date Weilheim, the	Date Weilheim, the

Supply Agreement on Paclitaxel OC between Oncocorp GmbH and Resolute Oncology GmbH
Dated May 1st, 2013

Appendix Nr. 1

Attached to and forming part of the Supply Agreement dated September 14th 2011 by and between

ROG Pharma SA, 3, Chemin du Pré-Fleuri, 1228 Plan-Les-Ouates, Switzerland
and
ONCO GmbH, Am Weidenbach 6, 82362 Weilheim, Germany

PRODUCT	Paclitaxel 6mg/ml solution for injection in vials of 30mg/5ml
Paclitaxel 6mg/ml solution for injection in vials of 100mg/16,7ml
Paclitaxel 6mg/ml solution for injection in vials of 150mg/25ml
Paclitaxel 6mg/ml solution for injection in vials of 300mg/50ml

                   In finished packs of 1 vial (vial type 1 clear glass with flip-off cap, label and box in 2 colors, leaflet 1 color)

TERMS OF DELIVERY                    Storage Resolute Oncology GmbH, Alpenstraße 6, Weilheim,

PRODUCT PRICE	vial of 30mg/5ml :	€11,45
	vial of 100mg/16,7ml :	€29,00
	vial of 150mg/25ml	€44,00
	vial 300mg/50ml :	€88,00

TERMS OF PAYMENT                    At 30 days net from date of invoice

For Oncocorp GmbH	For Resolute Oncology GmbH

By : /s/Eva Gotzler	By : /s/Peter Gotzler
Name Mrs. Eva Gotzier	Name Mr. Peter Gotzler
Title Geschäftsführerin	Title Geschäftsführer
Date Weilheim, the	Date Weilheim, the

Supply Agreement on Paclitaxel OC between Oncocorp  GmbH and Resolute Oncology GmbH
Dated May 1st, 2013

Appendix Nr. 2

TECHNICAL AGREEMENT

Oncocorp GmbH and Resolute Oncology GmbH agree upon that Oncocorp GmbH is the sole responsible party for all technical questions concerning Product and that the Technical Agreemant between Oncocorp Gmbh and Stragen SA covers all relevant issues, including pharmacovigilance.

Oncocorp GmbH	Resolute Oncology GmbH

/s/Eva Gotzler	/s/Peter Gotzler
Eva Gotzier	Peter Gotzler